Exhibit 99.1

Abacus Global Management Announces Successful Completion of Exchange Offer and Consent Solicitation

July 30, 2025

ORLANDO, Fla., July 30, 2025 (GLOBE NEWSWIRE) -- Abacus Global Management, Inc. (“Abacus” or the “Company”) (NASDAQ: ABL), a leader in the alternative asset management space, today announced the completion of its previously announced exchange offer (the “Offer”) and consent solicitation (the “Consent Solicitation”) relating to its (i) outstanding public warrants (the “public warrants”) and (ii) outstanding private placement warrants (the “private placement warrants” and, together with the public warrants, the “warrants”) to purchase shares of common stock, par value $0.0001 per share, of the Company (“common stock”). The Company’s common stock and public warrants are listed on the Nasdaq Capital Market (the “Nasdaq”) under the symbols “ABL” and “ABLLW,” respectively. The Company issued 4,183,160 shares of common stock in exchange for the warrants tendered in the Offer.

On July 30, 2025, the Company and Continental Stock Transfer & Trust Company entered into the related amendment to the warrant agreement governing the warrants (the “Warrant Amendment”). Pursuant to the Warrant Amendment, the Company has exercised its right to exchange each warrant that is outstanding upon the closing of the Offer for 0.207 shares of common stock per warrant, which is a ratio 10% less than the exchange ratio applicable to the Offer (the “Post-Offer Exchange”). The Company has fixed the date for the Post-Offer Exchange as August 14, 2025.

As a result of the completion of the Offer and the Post-Offer Exchange, no warrants will remain outstanding.  Accordingly, the public warrants are expected to be suspended from trading on the Nasdaq as of the close of business on August 14, 2025, and will be delisted. The shares of common stock will continue to be listed and trade on the Nasdaq under the symbol “ABL.” Following completion of the Offer, there are approximately 102,050,981 shares of common stock outstanding (an increase of approximately 4% from prior to the closing of the Offer), and following completion of the Post-Offer Exchange there will be approximately 102,555,154 shares of common stock outstanding (an increase of approximately 5% from prior to the closing of the Offer and the Post-Offer Exchange).

The Company engaged SG Americas Securities, LLC as the dealer manager for the Offer and Consent Solicitation, D.F. King & Co., Inc. as the information agent for the Offer and Consent Solicitation, and Continental Stock Transfer & Trust Company served as the exchange agent for the Offer and Consent Solicitation.

About Abacus

Abacus Global Management (NASDAQ: ABL) is a leading financial services company specializing in alternative asset management, data-driven wealth solutions, technology innovations, and institutional services. With a focus on longevity-based assets and personalized financial planning, Abacus leverages proprietary data analytics and decades of industry expertise to deliver innovative solutions that optimize financial outcomes for individuals and institutions worldwide.

Contacts:

Investor Relations
Robert F. Phillips – SVP Investor Relations and Corporate Affairs
rob@abacusgm.com
(321) 290-1198

David Jackson – Managing Director of Investor Relations
david@abacusgm.com
(321) 299-0716

Abacus Global Management Public Relations
press@abacusgm.com